Exhibit 99.1

LGL GROUP REPORTS FOURTH QUARTER AND FULL YEAR 2020 RESULTS

ORLANDO, FL, March 24, 2021 – The LGL Group, Inc. (the “Company” or “LGL”; NYSE American: LGL), announced its financial results for the year ended December 31, 2020

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Results for the year reflect strong underlying fundamentals as Defense and Space Industry strength replaces the mix shifts from major declines in the Aerospace industry and COVID related supply chain disruptions

•	Full year $31.2 million of revenue versus $31.9 million reported for 2019
•	Balance sheet and strategic positioning benefited from initiatives through an At the Money (“ATM”) offering and an announced SPAC business combination with IronNet Cybersecurity, Inc.
•	Shareholders granted value in the form of a warrant dividend
•	Mike Ferrantino named President and CEO of LGL Group, effective April 1, 2021

Financial Results Review

Annual revenues reported of $31.2 million versus $31.9 million for 2019, a decrease of $0.7 million. Fourth quarter revenues were $7.4 million versus $8.8 million in the fourth quarter of 2019.

Annually adjusted EBITDA, a non-GAAP measure, was $2.7 million versus $4.0 million for the year 2019. Adjusted EBITDA declined to $0.7 million from $1.2 million for the quarter. (See GAAP reconciliation in the Appendix.):

Sales growth and margins were significantly impacted by the decline in the avionics markets. The margins also declined due to a period shutdown in the Company’s India operations. The backlog ended the year at $19.8 million as of the fourth quarter versus $21.9 million for the fourth quarter of 2019. The reduced backlog reflects lower bookings in 2020 largely from the avionics market rapid decline and other related COVID-19 pandemic issues.

LGL’s operating income was $1.4 million compared to $3.4 million for 2019 including stock-based compensation expenses of $790,000 in 2020 and $112,000 for 2019. LGL’s core operating income, which excludes stock-based compensation, was $2.2 million versus $3.5 million from the prior year. This core operating income decline of $1.3 million was due to decreased gross margin of 35.1% vs. 39.2% in 2019, or a 4.1% decline. Gross margins were impacted by the product sales mix shift away from avionics, and from the COVID shutdown of India requiring on-shoring to U.S. factories, resulting in increased production costs. As LGL is an essential business, we were required to maintain our production and operations, incurring additional costs to preserve manufacturing capabilities. G&A costs increased primarily due to a $678,000 increase in non-cash stock-based compensation in the current year, partially offset by a reduction in administrative costs.

Diluted loss per share during the fourth quarter was $0.02 per share in 2020 compared to diluted earnings per share of $0.19 in 2019. The full year diluted earnings per share was $0.19 in 2020 and $1.41 in 2019. Included within 2019’s diluted earnings was $3.3 million, or $0.67 per diluted share, from the valuation allowance reversal on our deferred tax assets. Weighted-average shares outstanding for the year during 2020 were 5.22 million versus 4.98 million in 2019.

Balance Sheet

At December 31, 2020, the Company had $24.1 million of cash and marketable securities. This compares to cash and marketable securities of $18.1 million at December 31, 2019.

LGL’s balance sheet continued to improve in 2020 as a result of generating cash from operations and raising $3.3 million from the Company’s ATM Program in early 2020.

The Company’s investment in the Sponsor of the SPAC, LGL Systems Acquisition Corp. (NYSE-DFNS), is expected to realize value for shareholders. DFNS recently announced it has signed a business combination agreement with IronNet Cybersecurity, Inc. (“IronNet”), an innovative leader transforming cybersecurity through Collective Defense. The combined company will be renamed “IronNet Cybersecurity, Inc.” and will be listed on the NYSE American and trade under the ticker symbol “IRNT”.

Warrant Dividend

Providing additional value to its shareholders, the Company’s board of directors declared a dividend of warrants to purchase shares of the Company’s common stock on October 27, 2020 to all of its shareholders of record on November 9, 2020. The warrants are publicly traded and details can be found on the Company’s website or in SEC filings.

Management

The Company announced today that board member Mike Ferrantino has been named its President and Chief Executive Officer, effective April 1, 2021. Mr. Ferrantino has served on the Company’s board since 2019.

Mr. Ferrantino brings significant experience in the company’s products and end markets of aerospace and defense sector. “We are delighted that Mike will lead the business. His depth of experience brings benefits to LGL shareholders for the years ahead. We thank Ivan Arteaga for his role as interim executive during this very challenging year. Ivan navigated an unprecedented set of challenges yet managed to improve the company’s positioning.” Marc Gabelli commented.

Investor Conference Call

Management will host a conference call on Wednesday, March 24, 2021 at 11:00 am. ET to review strategic and M&A initiatives, year-end 2020 financial results, and further developments in its SPAC franchise.

Participants are invited to access the call by dialing (844) 401-3350 (United States) or (248) 847-2523 (international) approximately fifteen minutes before the conference start time and provide the conference ID 6347925.

Video or slides will be presented via WebEx, www.webex.com under meeting ID 182 952 2973 and password KReAKceg266.

About The LGL Group, Inc.

The LGL Group, Inc., through its two principal subsidiaries MtronPTI and PTF, designs, manufactures and markets highly-engineered electronic components used to control the frequency or timing of signals in electronic circuits, and designs high performance frequency and time reference standards that form the basis for timing and synchronization in various applications.

Headquartered in Orlando, Florida, the Company has additional design and manufacturing facilities in Yankton, South Dakota, Wakefield, Massachusetts and Noida, India, with local sales offices in Hong Kong and Austin, Texas.

For more information on the Company and its products and services, contact James Tivy at The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit www.lglgroup.com and www.mtronpti.com.

Caution Concerning Forward Looking Statements

This press release may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21 E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. These forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to us and our current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and our future financial condition and results. Certain of these risks and uncertainties are described in greater detail in our filings with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact:

The LGL Group, Inc.

Ivan Arteaga, (407) 298-2000

CEO

iarteaga@lglgroup.com

or

James Tivy, (407) 298-2000

CFO

jtivy@lglgroup.com

THE LGL GROUP, INC.

Consolidated Statements of Operations

(Dollars in Thousands, Except Shares and Per Share Amounts)

	Quarter ended		Fiscal Year ended
	December 31,		December 31,
(Amounts in thousands, except share amounts)	2020	2019	2020	2019
REVENUES	$7,414	$8,839	$31,162	$31,897
Costs and expenses:
Manufacturing cost of sales	4,552	5,411	20,233	19,381
Engineering, selling and administrative	3,000	2,401	9,514	9,077
OPERATING INCOME	(138)	1,027	1,415	3,439
Total other income (expense), net	93	117	(111)	470
INCOME BEFORE INCOME TAXES	(45)	1,144	1,304	3,909
Income tax provision (benefit)	54	179	336	(3,107)
NET INCOME	$(99)	$965	$968	$7,016

Weighted average number of shares used in basic EPS calculation	5,214,928	4,917,854	5,173,430	4,883,923
Weighted average number of shares used in diluted EPS calculation	5,266,049	4,978,336	5,216,859	4,977,595
BASIC NET INCOME PER COMMON SHARE	$(0.02)	$0.20	$0.19	$1.44
DILUTED NET INCOME PER COMMON SHARE	$(0.02)	$0.19	$0.19	$1.41

THE LGL GROUP, INC.

Condensed Consolidated Balance Sheets

(Dollars in Thousands)

	December 31, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$18,331	$12,453
Marketable securities	5,791	5,631
Accounts receivable, net	4,122	4,445
Inventories, net	5,280	6,016
Prepaid expenses and other current assets	257	365
Total Current Assets	33,781	28,910
Property, plant, and equipment, net	2,785	2,831
Right-of-use lease asset	422	331
Equity investment in unconsolidated subsidiary	3,072	3,334
Intangible assets, net	327	402
Deferred income taxes, net	3,052	3,307
Other assets, net	16	102
Total Assets	$43,455	$39,217
LIABILITIES AND STOCKHOLDERS' EQUITY
Total Current Liabilities	3,397	4,084
Long-Term Liabilities	293	240
Total Liabilities	3,690	4,324
Total Stockholders' Equity	39,765	34,893
Total Liabilities and Stockholders' Equity	$43,455	$39,217

Reconciliations of GAAP to Non-GAAP Measures

To supplement our consolidated financial statements presented on a GAAP (generally accepted accounting principles) basis, the Company uses certain non-GAAP measures, including Adjusted EBITDA, which we define as net income adjusted to exclude depreciation and amortization expense, interest income (expense), provision (benefit) for income taxes, stock-based compensation expense and other items we believe are discrete events which have a significant impact on comparable GAAP measures and could distort an evaluation of our normal operating performance. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of the underlying operational results and trends and our marketplace performance. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net earnings or diluted earnings per share prepared in accordance with generally accepted accounting principles in the United States.

Reconciliation of GAAP Income Before Income Taxes to Non-GAAP Adjusted EBITDA:

	Quarter ended		Fiscal Year ended
	December 31,		December 31,
(Amounts in thousands, except share amounts)	2020	2019	2020	2019
Net income before income taxes	$(45)	$1,144	$1,304	$3,909
Interest expense (income)	4	(1)	11	(2)
Depreciation and amortization	136	128	528	493
Non-cash stock compensation	686	95	790	112
Investment income	(146)	(147)	(213)	(493)
Loss on equity investment in unconsolidated subsidiary	62	16	262	16
Adjusted EBITDA	$697	$1,235	$2,682	$4,035
Basic per share information:
Weighted average shares outstanding	5,214,928	4,917,854	5,173,430	4,883,923
Adjusted EBITDA per share	$0.13	$0.25	$0.52	$0.83
Diluted per share information:
Weighted average shares outstanding	5,266,049	4,978,336	5,216,859	4,977,595
Adjusted EBITDA per share	$0.13	$0.25	$0.51	$0.81